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Exhibit 20.1

Digital River Amends Agreement to Acquire Assets of Beyond.com Corporation

        MINNEAPOLIS, MN, February 11, 2002—Digital River, Inc. (Nasdaq: DRIV), a leading global e-commerce outsource provider, today announced it has amended its agreement to acquire certain assets of Beyond.com Corporation (Nasdaq: BYND), a leading provider of e-commerce technology and services. In the original acquisition agreement, Digital River agreed to acquire certain assets of Beyond.com's eStores and Government Systems Group. Because certain closing conditions related to the acquisition of the Government Systems Group could not be met, Digital River elected not to acquire that portion of Beyond.com's business. The new agreement provides that only Beyond.com's eStores business will be acquired by Digital River.

        Under the terms of the new agreement, Digital River is not assuming liabilities of Beyond.com other than obligations under the Beyond.com client contracts. Additionally, Digital River believes that the capital requirements to support the acquired business will be substantially lower now that Beyond.com's Government Systems business has been excluded from the amended agreement. Digital River has agreed to acquire substantially all of the assets and customer contracts related to Beyond.com's eStores business in exchange for $4,010,000 in Digital River common stock, subject to certain escrow and sale restrictions and certain resale registration rights. The agreement also provides Beyond.com the opportunity for an earn-out of an additional $1,850,000 in Digital River common stock, and provides for purchase price reductions in certain events. Further terms of the acquisition were not disclosed.

        In the original agreement, the purchase price to buy both Beyond.com's eStore and Government Systems business was $11 million, of which $3.5 million was cash and $7.5 million was Digital River common stock. Additionally, the original agreement would have given Beyond.com the opportunity for an earn-out of an additional $1.5 million in Digital River common stock and provided for purchase price reductions in certain events.

        The amended offer remains subject to bankruptcy court approval and certain other conditions. Beyond.com has filed for chapter 11 bankruptcy protection.

About Digital River

        Founded in 1994, Digital River is a leading global e-commerce outsource provider, offering more than 13,000 companies complete e-commerce systems and services. The company's world-class infrastructure and professional services are proven to grow businesses quickly and profitably while reducing risk. Digital River's commerce services include e-commerce strategy, site development and hosting, order and transaction management, system integration, product fulfillment and returns, e-marketing and customer service. Digital River's clients include Symantec, Motorola, Fujitsu, 3M, Siemens, Polaris, Major League Baseball, Novell, Autodesk, SONICblue, Adaptec and Staples.com. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Forward-Looking Statements

        Except for the historical information contained herein, this press release contains forward-looking statements, including statements containing the words, "believes," "anticipates," "expects," and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the Company's public filings with the Securities and Exchange Commission.

        Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.

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  Exhibit 20.1
Digital River Amends Agreement to Acquire Assets of Beyond.com Corporation